                                                                  EXHIBIT (C)(4)

                        POST-CLOSING COVENANTS AGREEMENT

                                  BY AND AMONG

                            DAKA INTERNATIONAL, INC.

                                   DAKA, INC.

                        UNIQUE CASUAL RESTAURANTS, INC.

                          CHAMPPS ENTERTAINMENT, INC.

                               FUDDRUCKERS, INC.

                               COMPASS GROUP PLC

                                      AND

                             COMPASS HOLDINGS, INC.

                                  MAY 27, 1997

                               TABLE OF CONTENTS

                                                                                                                   PAGE

                                   ARTICLE I

                                  DEFINITIONS

Section 1.1     Definitions.....................................................................................     2

                                   ARTICLE II

                                INDEMNIFICATION

Section 2.1     Indemnification by UCRI.........................................................................     3
Section 2.2     Indemnification by Compass and Compass Holdings.................................................     5
Section 2.3     Procedures Relating to Indemnification..........................................................     7
Section 2.4     Certain Limitations.............................................................................     8
Section 2.5     Absence of Contribution.........................................................................    10
Section 2.6     Gross up for Taxes..............................................................................    10
Section 2.7     Exclusivity of Tax Allocation Agreement.........................................................    10

                                  ARTICLE III

                                OTHER AGREEMENTS

Section 3.1     Transfer Taxes..................................................................................    10
Section 3.2     Transition Matters..............................................................................    10
Section 3.3     Insurance.......................................................................................    10
Section 3.4     Expenses........................................................................................    11
Section 3.5     Covenant Not to Compete.........................................................................    11
Section 3.6     Performance by UCRI of Certain Merger Agreement Covenants; Further Assurances...................    12
Section 3.7     Surety Bonds....................................................................................    12
Section 3.8     Net Worth.......................................................................................    12
Section 3.9     Duty to Defend..................................................................................    12
Section 3.10    Guaranty by Champps and Fuddruckers.............................................................    13
Section 3.11    Pending Litigation..............................................................................    13

                                   ARTICLE IV

                       TRADE RECEIVABLES AND OBLIGATIONS

Section 4.1     Authorization...................................................................................    13
Section 4.2     Collection of Trade Receivables.................................................................    14
Section 4.3     Payment of Obligations..........................................................................    14
Section 4.4     Settlement Payments.............................................................................    15
Section 4.5     Reporting.......................................................................................    15
Section 4.6     Billing.........................................................................................    15
Section 4.7     Right of Setoff.................................................................................    15
Section 4.8     Termination of Compass' Obligations.............................................................    16

                                                                                                                   PAGE

                                   ARTICLE V

                             POST-CLOSING PAYMENTS

Section 5.1     Definitions.....................................................................................    16
Section 5.2     Balance Sheet Adjustments.......................................................................    19
Section 5.3     Managed Volume/Profitability Adjustment.........................................................    20
Section 5.4     Determination of Adjustments....................................................................    21

                                   ARTICLE VI

                           MISCELLANEOUS AND GENERAL

Section 6.1     Modification or Amendment.......................................................................    22
Section 6.2     Waiver; Remedies................................................................................    22
Section 6.3     Counterparts....................................................................................    22
Section 6.4     Governing Law...................................................................................    22
Section 6.5     Notices.........................................................................................    22
Section 6.6     Entire Agreement................................................................................    23
Section 6.7     Certain Obligations.............................................................................    23
Section 6.8     Assignment......................................................................................    23
Section 6.9     Severability....................................................................................    23
Section 6.10    No Third Party Beneficiaries....................................................................    23
Section 6.11    Enforcement.....................................................................................    24

List of Schedules:
     Schedule 4.2       Trade Receivables
     Schedule 4.3(a)    Types of Obligations
     Schedule 5.1(a)    Customer Contract Contribution Calculation Methodology
     Schedule 5.1(b)    Nonrecurring Item Intangible Assets
     Schedule 5.3(a)    Calculation of Foodservice Segment Income as of March 29, 1997

                        POST-CLOSING COVENANTS AGREEMENT

     THIS POST-CLOSING COVENANTS AGREEMENT is dated as of May 27, 1997 (the "Agreement"), among DAKA INTERNATIONAL, INC., a Delaware corporation ("International"), DAKA, INC., a Massachusetts corporation ("Daka"), CHAMPPS ENTERTAINMENT, INC., a Minnesota corporation ("Champps"), FUDDRUCKERS, INC., a Texas corporation ("Fuddruckers"), UNIQUE CASUAL RESTAURANTS, INC., a Delaware corporation ("UCRI"), COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass"), and COMPASS HOLDINGS, INC., a Delaware corporation ("Compass Holdings").

                                   RECITALS:

     WHEREAS, International, Compass, Compass Holdings and Compass Interim, Inc., a Delaware corporation ("Compass Interim"), have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Compass Interim with and into International;

     WHEREAS, each of the respective Boards of Directors of International and Compass has approved a tender offer whereby Compass Holdings will offer to purchase for cash any and all of the common stock, par value $.01 per share, of International (the "International Common Stock") subject only to the conditions set forth in Exhibit 1.1(a) to the Merger Agreement (the "Offer");

     WHEREAS, International, Daka, UCRI, Compass and Compass Holdings have entered into a Reorganization Agreement dated as of the date hereof (the "Reorganization Agreement"), pursuant to which (a) UCRI or its Subsidiaries will acquire from International or Daka the UCRI Assets (as defined in the Reorganization Agreement) and will assume the UCRI Liabilities (as defined in the Reorganization Agreement) (the "Contribution"), and (b) all of the issued and outstanding shares of common stock, par value $.01 per share, of UCRI (the "UCRI Common Stock") will be distributed on a pro rata basis to International's stockholders (the "Distribution");

     WHEREAS, Champps and Fuddruckers will become the principal restaurant subsidiaries of UCRI and as such will have a direct economic interest and financial benefits from the transactions described in the Merger Agreement and desire to induce Compass, Compass Holdings and Compass Interim to enter into the Merger Agreement and Offer;

     WHEREAS, the parties to this Agreement have determined that it is necessary and desirable to set forth certain agreements that will govern certain matters that may arise following the Offer, the Contribution, the Distribution and the Merger.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Reorganization Agreement, as the case may be. The following terms are defined in the Sections of this Agreement indicated below:

TERM                                                                              SECTION LOCATION
AAA.............................................................................. 6.11(b)
Basket Amount.................................................................... 2.4(d)
Calculation Memorandum........................................................... 5.2(e)
Champps.......................................................................... Introduction
Closing Date Financial Statements................................................ 5.1(b)
Closing Date Current Asset Shortfall............................................. 5.1(a)
Compass Indemnities.............................................................. 2.1
Criminal Matters................................................................. 2.1(e)
Differential..................................................................... 5.2(b)
Filings.......................................................................... 2.1(b)
Foodservice Current Assets....................................................... 5.1(a)
French Quarter Rebates........................................................... 5.2(a)(viii)
Fuddruckers...................................................................... Introduction
GAAP............................................................................. 5.1

TERM                                                                              SECTION LOCATION
Headquarters Lease............................................................... 2.1(k)
Indemnifiable Losses............................................................. 2.1
Indemnitee....................................................................... 2.3(a)
Lost Customer Contract Managed Volume............................................ 5.2(a)(ii)
Lost Customer Contract Profit.................................................... 5.2(a)(iii)
Lost Customer Contracts.......................................................... 5.2(a)(i)
Managed Volume/Profit Adjustment................................................. 5.2(d)
Managed Volume Differential...................................................... 5.2(c)
Minimum Net Worth................................................................ 3.9(a)
New Customer Contract............................................................ 5.2(a)(iv)
New Customer Contract Managed Volume............................................. 5.2(a)(v)
New Customer Contract Profit..................................................... 5.2(a)(vi)
Nonrecurring Items............................................................... 5.2(a)(vii)
Obligations...................................................................... 4.3(a)
Panel............................................................................ 6.11(b)
Profit Differential.............................................................. 5.2(b)
Restricted Business.............................................................. 3.6(a)
Smithsonian Contract Adjustment.................................................. 5.3
Special Liabilities.............................................................. 2.1(d)
Special Liability Claim.......................................................... 2.3(b)
Termination Date................................................................. 4.8
Third Party Claim................................................................ 2.1(b)
Trade Receivables................................................................ 4.2(a)
Transition Agreement............................................................. 3.2
UCRI Indemnitees................................................................. 2.1(b)
UCRI Obligations................................................................. 3.8
Venturino Claim.................................................................. 2.1(d)

                                   ARTICLE II

                                INDEMNIFICATION

     SECTION 2.1 INDEMNIFICATION BY UCRI. Except as otherwise specifically provided in the Merger Agreement or an Ancillary Agreement and subject to the provisions of this Article II and Article V, UCRI hereby agrees to indemnify, defend and hold harmless Compass, each Affiliate of Compass, including any of its Subsidiaries (including, after the Offer Closing Time, International, Daka and any Subsidiary of Daka) (the "Compass Indemnitees") from and against, and pay or reimburse the Compass Indemnitees for, all losses, liabilities, damages (including punitive damages), deficiencies, obligations, fines, taxes, expenses, claims, claims for benefits, demands, actions, suits, proceedings, judgments or settlements, whether or not (except as provided in Section 2.1(b)) resulting from Third Party Claims (as defined in Section 2.1(b) herein), including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing any of the rights hereunder ("Indemnifiable Losses"), as incurred:

          (a) relating to or arising from the UCRI Assets or the UCRI Liabilities (as defined in the Reorganization Agreement), including without limitation the Special Liabilities, as defined below (including the failure by UCRI or any of its Subsidiaries to pay, perform or otherwise discharge such UCRI Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Offer Closing Time;

          (b) relating to or arising from a claim by any Person who is not UCRI or an Affiliate of UCRI (other than International or Daka) (collectively, the "UCRI Indemnitees") or one of the Compass Indemnitees (a "Third Party Claim") that there is any untrue statement or alleged untrue statement of a material fact contained in any of the Schedule 14D-1, Schedule 14D-9, the Form 10, the Information Statement, the Proxy Statement or any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the

     Merger Agreement or Reorganization Agreement, or any preliminary or final form thereof or any amendment or supplement thereto (the "Filings"), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only (i) in the case of the Schedule 14D-1 with respect to information provided by UCRI, International or Daka in writing relating to UCRI, International or Daka, as the case may be, contained in or omitted from such Filings or (ii) in the case of the Proxy Statement, information that is derived from filings made by International with the SEC prior to the Offer Closing Time;

          (c) relating to or arising from the breach by UCRI or any of its Subsidiaries of any agreement or covenant or from an inaccuracy in any representation or warranty of International or Daka contained in the Merger Agreement or an Ancillary Agreement which does not by its express terms expire at the Offer Closing Time;

          (d) (i) any civil Action or (ii) any action by a Governmental Entity where such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring or existing prior to the Offer Closing Time and relating to International, including, but not limited to, (w) Rita Venturino et al. v. Daka International, Inc. and William H. Baumhauer, Civil Action No. 96-12109-GAO (D. Mass.) (the "Venturino Claim"), including all claims for relief asserted in the Venturino Claim, any amended complaint or any action which is consolidated with the Venturino Claim, and including any claims similar to the Venturino Claim (as amended), including but not limited to any civil actions in state or federal court or claims in arbitration, brought by shareholders who purchased or sold securities within the class period described in the Venturino Claim, whether individually or as a group by reason of "opting out" of or being excluded from the Venturino Claim or by reason of the Venturino Claim not being certified or being decertified as a class action, (x) any other class or individual securities action relating to a time period prior to the Offer Closing Time, (y) any claim or action relating to or arising from any events, occurrences, actions, omissions, facts or circumstances occurring prior to the Offer Closing Time by International, Daka or their Affiliates in connection with the performance of the transactions contemplated by the Merger Agreements or Ancillary Agreements, or (z) relating to or arising from any matter set forth on
     Schedule 4.2(g) to the Disclosure Schedule (collectively, the "Special Liabilities");

          (e) relating to or arising from any actual or alleged criminal violation of any law, rule or regulation of any Governmental Entity ("Criminal Matters") by International or any of its Subsidiaries, including Daka, or any director, officer, employee or agent of International or any of its Subsidiaries, including Daka, occurring or alleged to have occurred prior to the Offer Closing Time or any Criminal Matters by UCRI or any of its Subsidiaries, or any director, officer, employee or agent of UCRI or any of its Subsidiaries occurring or alleged to have occurred prior to or after the Offer Closing Time;

          (f) relating to or arising from any claim that the execution, delivery or performance by UCRI, International or Daka of each of the Merger Agreement or the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Material Contract other than a Customer Contract;

          (g) relating to or arising from (i) the Benefit Plans or Multiemployer Plans sponsored or contributed to by any member of the International Affiliated Group, but only with regard to events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted (A) prior to the Offer Closing Time, (B) in connection with or as a result of the consummation of the transactions contemplated by the Merger Agreement or any Ancillary Agreement including but not limited to Section 1.5 of the Merger Agreement or Section 7.4 of the Reorganization Agreement or (C) with respect to Multiemployer Plans to the extent provided in Section 7.9 of the Reorganization Agreement, (ii) the employment of any Foodservice Employee prior to the Offer Closing Time, (iii) the employment or termination of any UCRI Employee whether before, on or after the Offer Closing Time;

          (h) relating to or arising from the collection of Trade Receivables or the payment of Obligations (each as defined below) pursuant to Article IV; provided, that UCRI shall have no obligation to indemnify under this
     Section 2.1(h) for Indemnifiable Losses that are finally determined to have resulted primarily from the gross negligence or willful misconduct of Compass or its Subsidiaries;

          (i) relating to or arising from the Stock Purchase Agreement dated as of May 26, 1997, by and among Compass, Compass Holdings, International, and the Stockholders named therein other than monetary obligations thereunder relating to the purchase of the Series A Preferred Stock;

          (j) relating to or arising from the repayment by Compass or its Subsidiaries of any bonus or similar payments paid to International or Daka prior to the Offer Closing Time required under the various purchasing contracts set forth on Schedule 4.2(k)(iv)(H) or 4.2(k)(iv)(K) of the Disclosure Schedule; provided, that UCRI shall be liable only for a prorated portion of any such repayments based on the proportion of the total period over which the relevant parameter for calculating such bonus or payment under the terms of the relevant contract is calculated represented by the portion of such period ending as of the Offer Closing Time; or

          (k) relating to or arising from that lease agreement to which International is lessee and relating to the real property located at One Corporate Place, 55 Ferncroft Place, Danvers, Massachusetts (the "Headquarters Lease"), except for Compass' rental payment obligations as sublessee to UCRI pursuant to the Transition Agreement (as defined in Section 3.2).

     SECTION 2.2 INDEMNIFICATION BY COMPASS AND COMPASS HOLDINGS. Except as otherwise specifically provided in the Merger Agreement or any Ancillary Agreement and subject to the provisions of this Article II, Compass and Compass Holdings (jointly and severally) shall indemnify, defend and hold harmless the UCRI Indemnitees from and against, and pay or reimburse the UCRI Indemnitees for, all Indemnifiable Losses, as incurred:

          (a) relating to or arising from the Food service Assets, Foodservice Liabilities or the conduct of the Foodservice Business where such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing and asserted after the Offer Closing Time;

          (b) relating to or arising from a Third Party Claim that there is any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in the case of the Schedule 14D-9, Form 10, Information Statement or Proxy Statement with respect to information provided by Compass or its Subsidiaries (excluding International and Daka prior to the Offer Closing Time) in writing relating to Compass or its Subsidiaries contained in or omitted from such Filings;

          (c) relating to or arising from the breach by Compass or its Subsidiaries (other than International or Daka) of any agreement or covenant, or from an inaccuracy in any representation or warranty of Compass or its Subsidiaries (other than International or Daka) contained in the Merger Agreement or an Ancillary Agreement (other than an agreement or covenant assumed by UCRI pursuant to an Ancillary Agreement) which does not by its express terms expire at the Offer Closing Time;

          (d) relating to or arising from any actual or alleged Criminal Matters by Compass or any of its Subsidiaries, including International or Daka, or any director, officer, employee or agent of Compass or any of its Subsidiaries, including International or Daka, after the Offer Closing Time, occurring or alleged to have occurred prior to or after the Offer Closing Time, but, in the case of International or Daka, only where such matters do not relate to a pattern or course of conduct commencing prior to the Offer Closing Time;

          (e) relating to or arising from the employment of any Foodservice Employee, but only with regard to events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted after the Offer Closing Time;

          (f) relating to or arising from the collection of Trade Receivables or the payment of Obligations by Compass or its Subsidiaries pursuant to
     Article IV, but only in the event that such Indemnifiable Losses are finally determined to have resulted primarily from the gross negligence or willful misconduct of Compass or its subsidiaries; or

          (g) relating to or arising from the repayment by UCRI of any bonus or similar payments paid to Compass or its Subsidiaries after the Offer Closing Time required under the various purchasing contracts set forth on
     Schedule 4.2(k)(iv)(H) or 4.2(k)(iv)(K) of the Disclosure Schedule; provided, that Compass or its Subsidiaries shall be liable only for a prorated portion of any such repayments based on the proportion of the total period over which the relevant parameter for calculating such bonus or payment under the terms of the relevant contract is calculated represented by the portion of such period beginning as of the Offer Closing Time.

     SECTION 2.3 PROCEDURES RELATING TO INDEMNIFICATION.

          (a) In order for a Compass Indemnitee or a UCRI Indemnitee (together, the "Indemnitees") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice); and provided further, however, that with respect to any matter for which UCRI is the indemnifying party, UCRI shall be deemed to have received notice with respect to all matters by or against Compass or any of its Subsidiaries notice of which was actually received by an officer of International prior to the Offer Closing Time. After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

          (b) If a Third Party Claim is against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee; provided, however, that in case of a claim made by any person against an Indemnitee relating to a Special Liability (a "Special Liability Claim"), UCRI (at UCRI's expense) shall assume the defense thereof with defense counsel selected by UCRI. Should the indemnifying party so elect (or, in the case of a Special Liability Claim, be obligated) to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred (or, in the case of a Special Liability Claim, incurred) by the Indemnitee in connection with the defense thereof. If the indemnifying party assumes (or, in the case of a Special Liability Claim, is obligated to assume) such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, and the indemnifying party shall promptly, at its expense, provide to the Indemnitee copies of all relevant filings, correspondence, memoranda and related documents. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed (or, in the case of a Special Liability Claim, is in breach of its obligation to assume) the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above) or in the event that there has been a breach of the terms of the insurance policies related to any Special Liability Claims and as to which Compass or its Subsidiaries is a beneficiary. If the indemnifying party chooses (or, in the case of a Special Liability Claim, is obligated) to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with the Reorganization Agreement and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses (or, in the case of a Special Liability Claim, is obligated) to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement (w) that provides for injunctive or other nonmonetary relief having a material adverse effect on the Foodservice Business, (x) that involves a Criminal Matter or (y) that involves an allegation of conduct which could result in the suspension or debarment of the Indemnitee from contracting with any Governmental Entity. UCRI shall reimburse Compass on a monthly basis for any reasonable out-of-pocket expenses actually incurred by Compass or its Subsidiaries in providing support or other resources at UCRI's request relating to any Special Liability Claim in an amount equal to Compass' costs thereof.

          (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the Indemnitee has provided the indemnifying party two such notices not less than 30 days apart and the indemnifying party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of the second such notice that the indemnifying party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice shall be automatically submitted for arbitration pursuant to Section 6.11(b) hereof. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration as provided in Section 6.11.

     SECTION 2.4 CERTAIN LIMITATIONS.

          (a) The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Indemnifiable Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such Indemnifiable Loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such Indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the indemnifying party the excess (if any) of (i) the sum of the amount theretofore paid by the indemnifying party in respect of such Indemnifiable Loss plus the amount received from the third party in respect thereof, less
     (ii) the full amount of such Indemnifiable Loss or other liability.

          (b) The amount of any Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement or any other amounts payable or reimbursable by one party to another under this Agreement shall be increased or decreased to take account of any net Tax (as defined in the Tax Allocation Agreement) cost or any net Tax benefit in a manner analogous to that described in Section 5.5 of the Tax Allocation Agreement.

          (c) Notwithstanding any other provisions of the Merger Agreement or any of the Ancillary Agreements, the Compass Indemnitees shall not have any right to make claims for indemnification pursuant to Section 2.1 with respect to (i) any matter which is the basis of an adjustment pursuant to
     Article V hereof, it being understood that such adjustments constitute the Compass Indemnitees' sole recourse and remedy with respect to such matters to the exclusion of this Article II, or (ii) breaches of representations and warranties in the Merger Agreement after the period for which such representations or warranties survive pursuant to Section 9.1 of the Merger Agreement.

          (d) (i) Neither UCRI nor Compass shall have any liability under
     Section 2.1 or Section 2.2, respectively, unless the aggregate of all Indemnifiable Losses for which UCRI or Compass would, but for this Section 2.4, be liable under Section 2.1 or Section 2.2, respectively, exceeds on a cumulative pre-tax basis an amount equal to $250,000 (the "Basket Amount"), and then only the amount by which such Indemnifiable Losses exceed the Basket Amount; provided that the Basket Amount shall not apply to amounts paid in connection with the Venturino Claim (which amounts shall be paid in their entirety).

          (ii) No Indemnifiable Losses actually paid by UCRI or Compass pursuant to any provision other than Section 2.1 or Section 2.2, respectively, or in connection with the Venturino Claim, shall be deemed to be an Indemnifiable Loss for purposes of determining whether the aggregate amount of Indemnifiable Losses exceeds the Basket Amount. Neither UCRI nor Compass shall have any liability under Section 2.1 or Section 2.2, respectively, with respect to the breach of or inaccuracy in any representation or warranty unless notice of any such breach or inaccuracy is given pursuant to Section 2.3 prior to the expiration of the survival period provided in the Merger Agreement for the relevant representation or warranty.

     SECTION 2.5 ABSENCE OF CONTRIBUTION. In no event shall UCRI have a right of contribution against International or Daka in connection with the indemnities of International and Daka found in this Article II, the Merger Agreement or any of the Ancillary Agreements.

     SECTION 2.6 GROSS UP FOR TAXES. It is the intention of the parties to this Agreement that payments and asset transfers made by the parties to each other after the Offer Closing Time pursuant to the Post-Closing Covenants Agreement are to be treated as relating back to the Contribution as an adjustment to the assets and liabilities contributed thereunder, and the parties shall take positions consistent with such intention with any Taxing Authority (as defined in the Tax Allocation Agreement), unless with respect to any payment any party receives an opinion of counsel to the effect that there is no substantial authority for such a position or unless a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated. To the extent that any Taxing Authority makes such a final determination, any amount received by the Indemnitee, to the extent that it is treated as an item of income or gain for federal income tax purposes and is not offset by the amount of any tax benefit allowed to the Indemnitee for the payment or incurrence of any liability from which the payment arises, shall be increased by 40%. For purposes of this Section 2.6, the Indemnifiable Loss amount shall not, in any case, include the gross-up determined in this Section 2.6.

     SECTION 2.7 EXCLUSIVITY OF TAX ALLOCATION AGREEMENT. Notwithstanding anything in this Agreement, the Merger Agreement or the Reorganization Agreement to the contrary, the Tax Allocation Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters and including Timing Adjustments in Section 5.4 of the Tax Allocation Agreement.

     SECTION 2.8 EXCLUSIVITY OF THIS ARTICLE. The indemnification rights of the parties provided in this Article II constitute the exclusive remedy of the parties with respect to all matters described in this Article II.

                                  ARTICLE III

                                OTHER AGREEMENTS

     SECTION 3.1 TRANSFER TAXES. UCRI and Compass shall comply with Section 3.2(f) of the Merger Agreement.

     SECTION 3.2 TRANSITION MATTERS. UCRI and Compass shall prior to the Offer Closing Time enter into a Transition Agreement in a mutually agreeable form which addresses the matters set forth in EXHIBIT 3.2.

     SECTION 3.3 INSURANCE.

          (a) UCRI will abide by the terms of the Insurance Policies and will fulfill its obligations as provided in Section 5.4 of the Reorganization Agreement.

          (b) Except as otherwise specifically provided in the Merger Agreement, the Reorganization Agreement or any other Ancillary Agreement, with respect to any loss, liability or damage relating to the Foodservice Assets arising out of events occurring prior to the Offer Closing Time, UCRI will assert any such claims under the Insurance Policies with respect to such loss, liability or damage in accordance with the terms thereof. Upon the request of UCRI, Compass will use reasonable best efforts to assist UCRI in resolving any such claims under the Insurance Policies with respect to such loss, liability or damage. Notwithstanding the foregoing sentence, UCRI shall have full responsibility to assert any claim with respect to the Foodservice Assets arising out of events occurring prior to the Offer Closing Time and UCRI assumes full responsibility for all costs, payment obligations and reimbursement obligations relating to such claims.

     SECTION 3.4 EXPENSES. Except as otherwise expressly provided in the Ancillary Agreements, UCRI shall be responsible for and agree to pay such expenses which, as provided in Section 6.1 of the Merger Agreement, are the responsibility of International or Daka, but only to the extent they were incurred before the Offer Closing Time; provided that International may, prior to the Offer Closing Time, pay any such expenses that would otherwise be or become otherwise the responsibility of UCRI.

     SECTION 3.5 COVENANT NOT TO COMPETE. In consideration of the payment of the Merger Consideration (as defined in the Merger Agreement) and the parties' respective representations, warranties, covenants and agreements contained in the Merger Agreement and the Ancillary Agreements, UCRI agrees that, for a period of five years following the Offer Closing Time, neither it nor any of its Subsidiaries will directly or indirectly, either individually or as an agent, partner, shareholder, investor, consultant or in any other capacity:

          (a) Participate or engage in, or assist others in participating or engaging in, the business of providing contract catering, contract food and vending services to business and industry, educational institutions, airports, healthcare, museums or other similar leisure facilities in the continental United States but excluding the foodservice provided at retail outlets such as cinemas, theaters, stores, shopping centers and the like (the "Restricted Business"); PROVIDED, HOWEVER, that UCRI without violating this Section 3.6, may own a passive investment of in the aggregate not more than 2% of the issued and outstanding stock of a publicly held corporation, partnership or other entity engaged in the business of providing food service or vending services;

          (b) Influence or attempt to influence any customer of Compass, Compass Holdings, International or Daka to divert its business from Compass, International or Daka to any Person then engaged in any aspect of the Restricted Business in competition with Compass, International or Daka; or

          (c) Solicit or hire any of the Foodservice Employees at the district manager level or above, either during the term of such person's employment by Compass, International or Daka or within 12 months after such person's employment has ceased for any reason, to work for UCRI or any Person in any aspect of Foodservice (including vending service) in competition with Compass, International or Daka; provided, that this subsection (c) shall not apply to Foodservice Employees (i) terminated by Compass, International or Daka after the Offer Closing Time or (ii) who have been employed by Persons other than Compass, International or Daka for at least six months prior to being hired by UCRI or its Subsidiaries.

     SECTION 3.6 PERFORMANCE BY UCRI OF CERTAIN MERGER AGREEMENT COVENANTS; FURTHER ASSURANCES. The parties hereto agree that UCRI, as successor to International and Daka subsequent to the Contribution, will perform in all respects the covenants applicable to International or Daka in the Merger Agreement and will receive in all respects the benefits applicable to International or Daka thereunder.

     SECTION 3.7 SURETY BONDS. UCRI represents it has no surety bonds relating to any UCRI Asset, the UCRI Business or any UCRI Liability.

     SECTION 3.8 NET WORTH.

          (a) For a period ending on the later of three years following the Offer Closing Time or the resolution of all claims for indemnification under Section 2.1, UCRI and its Subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than $50,000,000 (the "Minimum Net Worth").

          (b) During the foregoing period, UCRI will provide to Compass, within 45 days following the end of each of UCRI's fiscal quarters, a certificate of the Chief Financial Officer of UCRI certifying UCRI's continuing compliance with the foregoing covenant.

          (c) In the event that UCRI shall fail to meet the Minimum Net Worth, it shall immediately provide alternate secured collateral for any such claims for indemnification in a form reasonably satisfactory to Compass.

     SECTION 3.9 DUTY TO DEFEND.

          (a) UCRI covenants and agrees that it will vigorously and in good faith defend the Compass Indemnitees in any proceeding or claim of which it has assumed the defense (or is required to assume the defense) pursuant to
     Section 2.1 or Section 2.3, including but not limited to the Special Liabilities and any Third Party Claim.

          (b) In the event that UCRI determines to settle any claim, including but not limited to the Special Liabilities or any Third Party Claim, the Compass Indemnitees shall have no duty or obligation to contribute to any settlement, and the failure of any Compass Indemnitee to contribute to any settlement shall in no way excuse or discharge the duties and obligations of UCRI pursuant to Section 2.1 or Section 2.3.

     SECTION 3.10 GUARANTY BY CHAMPPS AND FUDDRUCKERS.

          (a) Each of Champps and Fuddruckers hereby, jointly and severally, continuously and unconditionally guarantees to Compass and its Subsidiaries the full and prompt payment and performance of all obligations of UCRI under the Ancillary Agreements, including, without limitation, any and all amounts owed or to be owed under Article II or Article V hereof, whenever the same, or any part thereof, shall become due and payable in accordance with the terms of the Ancillary Agreements (the "Guaranty").

          (b) Notwithstanding the foregoing Section 3.10(a), the Guaranty shall be limited to those obligations of UCRI that become due for payment or for which performance shall have begun and as to which UCRI has been properly put on notice of a potential claim of Indemnifiable Loss on or before December 31, 1998.

          (c) Champps and Fuddruckers each hereby agree that Compass or its Subsidiaries may at any time and from time to time without notice to Champps or Fuddruckers renew, amend, modify or extend the time of payment or performance of any obligations guaranteed by this Section 3.10 one or more times and grant and allow such indulgences or compromises in connection therewith as it may deem advisable without discharging, releasing or in any manner affecting the liability of Champps or Fuddruckers under this Section 3.10.

          (d) Champps and Fuddruckers agree that this is a Guaranty of payment and performance and not of collection, and each hereby waives any right it may have to require that any action be brought against UCRI or to require that resort be had to any security.

     SECTION 3.11 PENDING LITIGATION. In defending and reaching resolution of the pending litigation, the Company will consider International's name, existing goodwill, and reputation in the foodservice industry.

                                   ARTICLE IV

                       TRADE RECEIVABLES AND OBLIGATIONS

     SECTION 4.1 AUTHORIZATION. Under the terms of the Reorganization Agreement, the Trade Receivables (as defined below) and the Obligations (as defined below) have been assigned and transferred to UCRI. UCRI hereby appoints Daka as its agent, after the Offer Closing Time, for purposes of collection of the Trade Receivables and payment of the Obligations, with the power and authority to act in the name and on behalf of UCRI as fully as UCRI may act on its own behalf. UCRI hereby authorizes and directs Daka to pay the Obligations and to collect the Trade Receivables, as described in this Article IV.

     SECTION 4.2 COLLECTION OF TRADE RECEIVABLES.

          (a) Commencing at the Offer Closing Time and continuing thereafter for a period of not more than four months, Daka will use prompt, diligent and reasonable efforts, in the same manner as its regular collection practices for its own trade receivables, to collect those trade receivables owned by UCRI and to be set forth on a schedule to be delivered to Daka by UCRI at the Offer Closing Time (the "Trade Receivables"). The existing Daka credit manager will be made available by UCRI on a basis reasonably acceptable to it to Compass during the first eight weeks following the Offer Closing Time and will be given access to the necessary records and International personnel to ensure that such regular collection practices are followed. Compass shall assign adequate personnel to the collection of Trade Receivables.

          (b) Notwithstanding anything to the contrary contained herein, Daka shall have no obligation to institute any action or other litigation before any court, agency, arbitrator or tribunal to collect, or enforce any rights of UCRI with respect to the Trade Receivables. In each instance where the institution of an action or lawsuit is appropriate, Daka will allow UCRI to collect such Trade Receivables and to pursue any such remedies. Daka shall not, without UCRI's prior written consent, compromise or settle for less than full face value any of the Trade Receivables unless Daka pays UCRI the full amount of any deficiency.

          (c) Daka acknowledges that UCRI is prepared to assist Daka with special collection efforts for selected Trade Receivables. In the event that Daka, in its reasonable discretion, requests such efforts, UCRI shall to the extent it deems such efforts appropriate make its personnel available therefor; provided, that Daka shall have no obligation to undertake any such special collection efforts. In the event UCRI offers assistance to Daka with respect to the collection of the Trade Receivables, Daka shall (i) grant UCRI access to relevant personnel and records and (ii) to the extent Daka deems appropriate, if any, allow UCRI to communicate directly with any customer.

          (d) Subject to the following sentences, any payment received from any customer shall be applied to the invoice specified by the customer or, if a payment amount equals an invoice amount for such customer, then to that invoice. If the customer shall fail to specify the invoice to which such payment shall be applied and payment does not equal an invoice, then the payment shall be applied to the oldest invoice existing for such customer. If an older invoice is outstanding for a customer but the customer specifies that a payment should be applied to a newer invoice, then Daka shall be obligated to do one of the following: (i) apply the payment to the older receivable for the benefit of UCRI or (ii) turn over the older receivable to UCRI so as to permit UCRI to pursue collection and all available remedies.

     SECTION 4.3 PAYMENT OF OBLIGATIONS.

          (a) Commencing at the Offer Closing Time and continuing thereafter for a period of not more than four months, Daka shall pay from the collected Trade Receivables those obligations of UCRI to be set forth on a schedule to be delivered to Daka by UCRI at the Offer Closing Time (the "Obligations"), but which schedule shall consist only of the types of obligations set forth on Schedule 4.3(a) hereto (the "Obligations"). The obligation of Daka to pay Obligations shall be limited to the actual amount of Trade Receivables collected by it.

          (b) UCRI may elect to provide to Daka from time to time a schedule setting forth the priority and timing of proposed payments of the Obligations. If such schedule has been provided, Daka will follow that schedule unless it determines that adherence to the schedule will have a material adverse effect on its ability to operate the Foodservice Business in the ordinary course or impair the credit of Daka.

          (c) The amount of accrued but unpaid vacation and sick leave pay reflected in the Closing Date Financial Statements (which amount shall be a UCRI Liability (as defined in the Reorganization Agreement)) shall be paid by UCRI to Compass as provided in Section 4.4(b), whereupon Compass shall release UCRI from any further liability or obligation in connection therewith.

     SECTION 4.4 SETTLEMENT PAYMENTS.

          (a) For the period commencing as of the Offer Closing Time and ending eight weeks thereafter, Compass shall have no obligation to remit any collected Trade Receivables to UCRI.

          (b) Not later than the Business Day next following the last day of the eighth week after the Offer Closing Time, Compass shall remit to UCRI the amount, if any, by which the aggregate of the collected Trade Receivables exceeds the aggregate amount of the Obligations actually paid by Daka plus any adjustments determined in good faith and derived from the Closing Date Financial Statements by Compass pursuant to Section 5.4(a) (but prior to any final resolution by arbitration pursuant to Section 5.4(b)). Thereafter, Compass shall remit any such net amount to UCRI not later than the Business Day next following the end of each succeeding two-week period.

     SECTION 4.5 REPORTING. On or before the fifth business day after the end of each two-week period during the period which Daka is acting as UCRI's agent hereunder, Daka shall produce a report showing all collections of Trade Receivables and payments of Obligations during the relevant two-week period and on a cumulative basis since the Offer Closing Time.

     SECTION 4.6 BILLING. Daka will separately bill each customer for goods and services provided through the Offer Closing Time promptly after the Offer Closing Time in accordance with prior practice, which amount shall be part of the Trade Receivables.

     SECTION 4.7 RIGHT OF SETOFF. In addition to, but without duplication of, its rights pursuant to Section 4.4(b), Compass shall have the right to setoff against (a) any amounts owing to UCRI under Section 4.4 and (b) any obligation to turn over outstanding Trade Receivables under Section 4.8(a) (i) any or all amounts which have been finally determined to be actually due from UCRI to Compass pursuant to Article V (including Section 5.4(b) thereof).

     SECTION 4.8 TERMINATION OF COMPASS' OBLIGATIONS.

          (a) Notwithstanding anything contained herein to the contrary, not later than the fifth Business Day following the date that is four months after the Closing Date (the "Termination Date"), (i) Daka shall turn over all outstanding Trade Receivables and Obligations to UCRI for collection or payment by UCRI, at which time all of Daka's and Compass' obligations under this Article IV shall cease except the obligation to make payments as provided under Sections 4.4, and the obligations under Section 4.8(b) and
     (ii) UCRI shall remit promptly to Compass the amount, if any, by which the aggregate of the Obligations paid by Daka exceeds the Trade Receivables collected by Daka through the Termination Date.

          (b) For the 12-month period following the Termination Date, Compass agrees to make available to UCRI, at no cost, on a mutually convenient basis, copies of such records and information (and access to such employees as may be reasonably necessary to explain such records and information) as UCRI may reasonably request in connection with its collection of the Trade Receivables or payment of the Obligations; provided, that UCRI shall reimburse Compass for any reasonable out-of-pocket expenses actually incurred by Compass or its Subsidiaries in providing such records, information or employees in an amount equal to Compass' actual costs thereof within five business days following receipt by UCRI from Compass of notice thereof.

                                   ARTICLE V

                             POST-CLOSING PAYMENTS

     SECTION 5.1 DEFINITIONS.

     When used in this Article V, the following terms have the following meaning:

     "APPLIED PERCENTAGE" means the difference of (i) the percentage calculated by dividing (A) the sum of (x) excess allocations to the extent actually reflected in the Closing Date Financial Statements and (y) purchasing rebates to the extent actually reflected in the Closing Date Financial Statements by (B) the Total Foodservice Managed Volume minus (ii) 2% (see Schedule 5.3(a) for illustration purposes).

     "CLOSING DATE FINANCIAL STATEMENTS" means the financial statements prepared in accordance with Section 5.4 in accordance with GAAP (as defined below) with respect to the Foodservice Business for the period beginning on June 30, 1996 and ending on the earlier of June 28, 1997 or the Offer Closing Time, which financial statements shall be prepared as if the Offer Closing Time were the end of a fiscal year (with usual year-end accruals or expenses).

     "CUSTOMER CONTRACT CONTRIBUTION" means (i) with respect to any foodservice contract that is a so-called "profit and loss" contract, the difference between total revenues and direct operating costs (excluding general and administrative fees), in each case determined in accordance with GAAP and (ii) with respect to any foodservice contract that is a so-called "management fee" contract, the sum of management fees and support fees, minus any costs incurred in connection with any guaranteed budgeted subsidy, in each case determined in accordance with GAAP. Schedule 5.1(a) sets forth the methodology to be used in determining "Customer Contract Contribution" with respect to a typical contract based on Daka's customary profit and loss statement for contract administration and internal financial reporting purposes. The parties understand and acknowledge that for purposes of calculating any Profit Differential pursuant to Section 5.3(a) hereof, Customer Contract Contribution with respect to a particular contract may be a positive or a negative amount and will be counted in both cases.

     "FRENCH QUARTER COFFEE REBATE" means an amount calculated by multiplying
(A) the total rebates with respect to French Quarter Coffee purchases actually reflected in the Closing Date Financial Statements by (B) a fraction the numerator of which is the actual usage of French Quarter Coffee by the Foodservice Business and the denominator of which is the total usage of French Quarter Coffee by International and all Subsidiaries (including the Restaurant Business) during the period covered by the Closing Date Financial Statements.

     "GAAP" means generally accepted accounting principles consistently applied and, to the extent consistent with generally accepted accounting principles, International's past policies and practices with respect to its historical consolidated financial statements and the Foodservice Business Financial Statements (as defined in the Merger Agreement); provided, however, that the scope of materiality will be adjusted to reflect the relative size of the Foodservice Business compared to International prior to the Distribution.

     "INVENTORY" means all inventories, supplies and materials of any kind used or held for use in the Foodservice Business, including food, paper supplies, packaging materials, small wares, and the like, but excluding all inventory that, under the terms of the applicable Customer Contract, is owned by the college, university, school, academy or business to which food services are provided. Inventory shall be valued at its book value determined in accordance with GAAP (as defined above).

     "LOST CUSTOMER CONTRACT" means any Customer Contract which is terminated or cancelled between June 29, 1996 and the Offer Closing Time, or as to which during such period any officer of International or Daka at the level of Regional Vice-President or above has received written or oral notice that (i) the customer party thereto plans or intends to terminate or cancel such Customer Contract, or (ii) one or more separate locations under such contract will be eliminated (whereupon all amounts calculated by reference to a Lost Customer Contract will be prorated to reflect only such eliminated locations); provided that the term Lost Customer Contract shall not include (A) any Customer Contract where the customer party thereto enters into a foodservice contract with or awards a foodservice contract to Compass or any of its Affiliates after May 1, 1997, or (B) the Customer Contracts with the Smithsonian Institute with respect to the Museum of Natural History and Museum of American History in Washington, D.C.

     "LOST CUSTOMER CONTRACT MANAGED VOLUME" means the Managed Volume with respect to the relevant Lost Customer Contract to the extent actually reflected in the Closing Date Financial Statements.

     "LOST CUSTOMER CONTRACT PROFIT" means the algebraic sum of (a) the Customer Contract Contribution with respect to the relevant Lost Customer Contract to the extent actually reflected in the Closing Date Financial Statements and (b) the product of the Applied Percentage multiplied by the Lost Customer Contract Managed Volume. The parties acknowledge and understand that for purposes of calculating any Profit Differential pursuant to Section 5.3(a) hereof, Lost Customer Contract Profit may be a positive or a negative amount and will be counted in both cases.

     "MANAGED VOLUME" means the total revenues, determined in accordance with GAAP, from the particular contract, arrangement or other agreement relating to the Foodservice Business to which reference is made (for those accounts operated on a management fee basis, the amount of total revenues shall be calculated as if such account had been operated on a profit and loss basis), plus any subsidy paid to the contract foodservice provider or payable by any party under any such contract, arrangement or agreement.

     "NEW CUSTOMER CONTRACT" means any foodservice contract that is or would be included in the list of Customer Contracts delivered pursuant to the Merger Agreement if in effect as of the date hereof which (i) is entered into by Daka or International between June 29, 1996 and the Offer Closing Date, or (ii) as to which during such period any officer of Daka or International at the level of Regional Vice-President or above has received written or oral notice that (A) the relevant customer has awarded the contract to or intends to enter into such contract with Daka or International or (B) one or more separate locations will be added under such contract (whereupon the amount calculated as a New Customer Contract will be prorated to reflect only such new locations).

     "NEW CUSTOMER CONTRACT MANAGED VOLUME" means the projected annualized Managed Volume with respect to the relevant New Customer Contract for the first 12 months of operation as mutually agreed between International and Compass (but if not agreed, then subject to arbitration pursuant to Section 6.11) and determined on the basis of the bid package submitted by Daka or International and, if available, the actual terms, conditions and schedules of the actual New Customer Contract, net of the Managed Volume with respect to such New Customer Contract to the extent actually reflected in the Closing Date Financial Statements.

     "NEW CUSTOMER CONTRACT PROFIT" means the algebraic sum of (a) the projected annualized Customer Contract Contribution with respect to the relevant New Customer Contract for the first 12 months of operation as mutually agreed between International and Compass (but if not agreed, then subject to arbitration pursuant to Section 6.11) and determined on the basis of the bid package submitted by Daka or International and, if available, the actual terms, conditions and schedules of the actual New Customer Contract, net of the Customer Contract Contribution with respect to such New Customer Contract to the extent actually reflected in the Closing Date Financial Statements and (b) the product of the Applied Percentage multiplied by the New Customer Contract Managed Volume (adjusted to the extent the Applied Percentage has already been reflected in the bid package).

     "NONRECURRING ITEMS" means the net algebraic sum of (A) International's amortization expense for those intangible assets described on Schedule 5.1(b) as reflected in the Closing Date Financial Statements, plus (B) any expenditures actually reflected in the Closing Date Financial Statements where the nature of the relevant transaction, entry or reported item is deemed either infrequent, extraordinary or nonrecurring or is outside the ordinary course of the Foodservice Business as historically conducted by International and Daka (such as, for example, litigation settlements paid in excess of reserves, if any, which relate to an incident which arose in a prior year) minus (C) any income actually reflected in the Closing Financial Statements that cannot be replicated in future periods in the ordinary course of the Foodservice Business as historically conducted by International and Daka (such as, for example, reduction in cost of sales resulting from duplicate payments arising prior to June 30, 1996). Nonrecurring Items will exclude normal fluctuations in the Foodservice Business, such as school enrollment or closure for renovations, and Lost Customer Contracts. With respect to (B) and (C) above, any such item will be excluded unless such item individually exceeds $50,000.

     "OPERATING CASH" means all cash on hand at individual sites where the Foodservice Business is conducted, including, without limitation, cash held in registers, petty cash and the like, but excluding all cash held in bank accounts or at financial institutions and checks, negotiable instruments, credit card receivables and the like.

     "PREPAID EXPENSES" means all prepaid expenses relating to the Foodservice Business as reflected in the Closing Date Financial Statements.

     "TOTAL FOODSERVICE MANAGED VOLUME" means the total managed volume of the Foodservice Business as reflected in the Closing Date Financial Statements. Attached hereto as Schedule 5.3(a) is the calculation of such amount as of March 29, 1997 for illustration purposes.

     "TOTAL FOODSERVICE SEGMENT MEASURE" means the total segment income for the Foodservice Business as reflected in the Closing Date Financial Statements. Attached hereto as Schedule 5.3(a) is the calculation of such amount as of March 29, 1997 for illustration purposes.

     SECTION 5.2 BALANCE SHEET ADJUSTMENTS.

          (a) To appropriately adjust the Contribution, the sum of the following shall be determined as of the Offer Closing Time: (i) Inventory (based on a physical count completed within two business days after the Offer Closing Time but subject to audit by Deloitte & Touche, LLP), (ii) Operating Cash (based on an actual counting and reconciliation completed within two business days after the Offer Closing Time) and (iii) Prepaid Expenses (the sum of (i), (ii) and (iii); the "Foodservice Current Assets"). If the Foodservice Current Assets are less than $10,000,000, then UCRI shall pay to Compass as provided in Section 5.4 an amount equal to such shortfall, if any.

          (b) To appropriately adjust the aggregate Offer Price and Merger Price, the following shall be determined: (i) the product of $7.50 times the sum of (A) the total number of issued and outstanding shares of International Common Stock as of the Offer Closing Time plus (B) the total number of shares of International Common Stock into which all shares of Series A Preferred Stock issued and outstanding as of the Offer Closing Time are convertible, minus (ii) the sum of (A) $85,000,000 plus (B) the amount paid by International to Compass pursuant to Section 6.7(a) (ii) of the Merger Agreement. UCRI shall pay to Compass as provided in Section 5.4 such amount, if any.

     SECTION 5.3 MANAGED VOLUME/PROFITABILITY ADJUSTMENT.

          (a) The Profit Differential shall be calculated as follows:

              (i) Determine the Total Foodservice Segment Income;

              (ii) Subtract the aggregate Lost Customer Contract Profit of all
                   Lost Customer Contracts;

             (iii) Add the aggregate New Customer Contract Profit for all New
                   Customer Contracts;

              (iv) Add the French Quarter Coffee Rebate;

              (v) Add or subtract, as appropriate, the Nonrecurring Items; and

              (vi) Subtract $20,500,000 from the amount calculated in (i)
                   through (v) (whether a positive or a negative amount, the "Profit Differential");

          (b) The Managed Volume Differential shall be calculated as follows:

              (i) Determine the Total Foodservice Managed Volume;

              (ii) Subtract the aggregate Lost Customer Contract Managed Volume for all Lost Customer Contracts;

             (iii) Add the aggregate New Customer Contract Managed Volume for all New Customer Contracts; and

              (iv) Subtract $289,300,000 from the amount calculated in (i)
                   through (iii) (whether a positive or a negative amount, the "Managed Volume Differential");

          (c) The Managed Volume/Profit Adjustment shall be calculated as follows:

              (i) Divide the Managed Volume Differential by $289,300,000 and
                  multiply the resulting fraction by 50%;

              (ii) Divide the Profit Differential by $20,500,000 and multiply the resulting fraction by 50%; and

             (iii) Add (algebraically) the results of (i) and (ii) and multiply that fraction by $195,000,000 (the "Managed Volume/Profit Adjustment").

          (d) Not later than five business days after the Managed Volume/Profit Adjustment is finally determined pursuant to Section 5.4, the parties shall cause the Managed Volume/Profit Adjustment to be paid as follows:

              (i) If the Managed Volume/Profit Adjustment is a negative number, then UCRI shall pay such amount to Compass;

             (ii) If the Managed Volume/Profit Adjustment is a positive number, then Compass shall pay such amount to UCRI.

     SECTION 5.4 DETERMINATION OF ADJUSTMENTS.

          (a) As soon as practicable and in any event not later than 40 days after the Offer Closing Date, Compass shall deliver to UCRI unaudited Closing Date Financial Statements and an itemized list (the "Proposed Adjustment List") setting forth all amounts calculated pursuant to Sections
     5.2 and 5.3, with a brief explanation in reasonable detail thereof. Such list shall show the net amount credited to or charged against the account of UCRI (the "Proposed Adjustment Amount"). International shall give UCRI access to relevant records, workpapers and accounting personnel. Subject to the dispute resolution provisions set forth below, if the Proposed Adjustment Amount is a credit to the account of UCRI, Compass shall pay such amount in cash to UCRI; if the Proposed Adjustment Amount is a charge to the account of UCRI, UCRI shall pay such amount in cash to Compass. Except as provided otherwise below, payment of the Proposed Adjustment Amount shall be made in cash not later than five business days following the delivery of the Proposed Adjustment List.

          (b) Not later than 10 days following the delivery of the unaudited Closing Date Financial Statements and the Proposed Adjustment List, UCRI may furnish Compass with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a brief explanation in reasonable detail in support of UCRI's position in respect thereof. UCRI and Compass shall consult to resolve any such dispute for a period of 10 days following the notification thereof. If such 10-day consultation period expires and the dispute has not been resolved, Compass and International shall submit the unaudited Closing Date Financial Statements to the Boston office of Deloitte & Touche, LLP, for audit and the Proposed Adjustment List for review. Deloitte & Touche, LLP, shall deliver the audited Closing Date Financial Statements, its calculation of the final adjustment amount based thereon (the "Final Adjustment Amount") (together with a brief explanation of the basis thereof) to UCRI and Compass not later than 45 days following its receipt of the unaudited Closing Date Financial Statements and the Proposed Adjustment List. The Final Adjustment Amount shall be paid in cash by the party required to pay the same within five business days after the delivery of a copy of such report to UCRI and Compass.

          (c) The Proposed Adjustment List (to the extent not disputed within the specified period by UCRI), any mutually agreed written settlement of any dispute concerning the Proposed Adjustment List, or any determination of disputed items and specification of the Final Adjustment Amount and the audited Closing Date Financial Statements shall be final, conclusive and binding on the parties hereto for purposes of determining the adjustment amount to be paid pursuant to this Article V, if any.

          (d) Compass Holdings and New International shall each pay 50% of the fees and expenses of Deloitte & Touche, LLP in connection with the audit of the Closing Date Financial Statements.

                                   ARTICLE VI

                           MISCELLANEOUS AND GENERAL

     SECTION 6.1 MODIFICATION OR AMENDMENT. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

     SECTION 6.2 WAIVER; REMEDIES. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver will be effective hereunder unless it is in writing. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

     SECTION 6.3 COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     SECTION 6.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

     SECTION 6.5 NOTICES. Any notice, request, instruction or other communication to be given hereunder by any party to any other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) If to UCRI:
           New Daka International, Inc.
           One Corporate Place
           55 Ferncroft Place
           Danvers, Massachusetts 09123-4001
           Attention: General Counsel

        (b) If to Compass, International or Daka:
           Compass Group USA, Inc.
           2400 Yorkmont Road
           Charlotte, North Carolina 28217
           Attention: General Counsel

     SECTION 6.6 ENTIRE AGREEMENT. The Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

     SECTION 6.7 CERTAIN OBLIGATIONS. Whenever this Agreement requires any of the Subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

     SECTION 6.8 ASSIGNMENT. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion, except that any party hereto may assign any of its rights hereunder to a successor to all or any part of its business. Except as aforesaid, any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

     SECTION 6.9 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     SECTION 6.10 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies.

     SECTION 6.11 ENFORCEMENT.

          (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) Except for claims barred by the applicable statute of limitations (which may not be pursued by the parties in any judicial, arbitral or other forum), any and all disputes between the parties that arise out of or relate to this Agreement or any other agreement between the parties entered into in connection herewith or the transactions contemplated hereby or thereby, and which cannot be amicably settled, shall be determined solely and exclusively by arbitration administered by the American Arbitration Association ("AAA") under its commercial arbitration rules for such disputes at its office in Boston, Massachusetts. The parties expressly, unconditionally and irrevocably waive any right to recision, repudiation or any similar remedy in any legal action hereunder. The arbitration panel (the "Panel") shall be formed of three arbitrators approved by the AAA, one to be appointed by Compass, one to be appointed by UCRI, and the third to be appointed by the first two or, in the event of failure to agree within 30 days, by the President of the AAA. Judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof.

          (c) To the extent a court action is authorized above, the parties hereby consent to the jurisdiction of the United States District Court of Delaware. Each of the parties waives personal service to any and all process upon them and each consent that all such service of process be made by certified mail directed to them at their address shown in Section 6.5 hereof. THE PARTIES WAIVE TRIAL BY JURY AND WAIVE ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          DAKA INTERNATIONAL, INC.

                                          By: /s/         DONALD C. MOORE
                                                      DONALD C. MOORE
                                                   SENIOR VICE PRESIDENT

                                          UNIQUE CASUAL RESTAURANTS, INC.

                                          By: /s/         DONALD C. MOORE
                                                      DONALD C. MOORE
                                                   SENIOR VICE PRESIDENT

                                          DAKA, INC.

                                          By: /s/         DONALD C. MOORE
                                                      DONALD C. MOORE
                                                   SENIOR VICE PRESIDENT

                                          CHAMPPS ENTERTAINMENT, INC.

                                          By: /s/         DONALD C. MOORE
                                            TITLE:            SENIOR VP

                                          FUDDRUCKERS, INC.

                                          By: /s/         DONALD C. MOORE
                                            TITLE:            SENIOR VP

                                          COMPASS GROUP PLC

                                          By: /s/        MICHAEL J. BAILEY
                                                     MICHAEL J. BAILEY
                                                          DIRECTOR

                                          COMPASS HOLDINGS, INC.

                                          By: /s/        MICHAEL J. BAILEY
                                                     MICHAEL J. BAILEY
                                                  CHIEF EXECUTIVE OFFICER